LIMITED POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Dr. Mark Zediker, Brian Knaley and Brian Faircloth, and each of them acting individually, as the undersigned's true and lawful attorney in fact and agent to:

1.	complete and execute Forms 144, 3, 4 and 5 and other forms and all amendments thereto as such attorneys-in-fact shall in their discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, Section 16 of the Securities Exchange Act of 1934, as
amended, and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of Nuburu, Inc. (the "Company"); and

2.	do all acts necessary in order to file such forms with the SEC, any securities exchange or national association, the Company and such other person or agency as the attorneys-in-fact shall deem appropriate.

The undersigned hereby ratifies and confirms all that said attorneys in-fact and shall do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Rule 144 promulgated under the Securities Act of 1933, as amended, or Section 16 of the Securities Exchange Act of 1934, as amended.

This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 144, 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Company and the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of August 16, 2023.

Signature:  /s/ John R. Bolton

Print Name: John R. Bolton